For Immediate Release	Contacts:

	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

GLATFELTER REPORTS SECOND-QUARTER 2016 EARNINGS

YORK, Pennsylvania – August 2, 2016 – Glatfelter (NYSE: GLT) today reported second-quarter 2016 net income of $2.0 million, or $0.04 per diluted share compared with $2.8 million, or $0.06 per diluted share in the second quarter of 2015. Adjusted earnings for the second quarter of 2016 were $2.8 million, or $0.06 per diluted share compared with $1.8 million, or $0.04 per diluted share, for the same period a year ago. Adjusted earnings is a non-GAAP measure for which a reconciliation is provided within this release.

Consolidated net sales totaled $406.4 million and $410.8 million in the second quarters of 2016 and 2015, respectively. Currency translation adjustments favorably impacted the year-over-year comparison by $0.7 million.

“Glatfelter’s second-quarter performance was in line with our expectations and reflects higher shipments in all three of our business units,” said Dante C. Parrini, Chairman and Chief Executive Officer. “Advanced Airlaid Materials’ operating profit more than doubled driven by our continued ability to improve efficiencies to meet growing demand in key market segments. In Composite Fibers, shipments improved 3 percent, and 10 percent on a sequential quarter basis as we continued to see signs of stability in the wallcover markets. Our Specialty Papers business unit effectively executed its annual maintenance outages and continued to outperform the broader uncoated freesheet market.”

Mr. Parrini continued, “Overall, Glatfelter delivered a solid first half of 2016 with adjusted earnings increasing 25 percent. We remain focused on continuous improvement and achieving operational excellence to support our growth as a leading global engineered materials business. I am pleased with the progress towards completing the significant investment we are making in a new airlaid facility to meet growing demand in key specialty wipes and hygiene markets. The strength of our balance sheet and consistent cash flow profile provide the flexibility to make targeted investments to support the business and pursue our growth strategy.”

The following table sets forth a reconciliation of net income on a GAAP basis to adjusted earnings, a non-GAAP measure:

	For the three months ended June 30
	2016		2015
In thousands, except per share	Amount	Diluted EPS	Amount	Diluted EPS

Net income	$1,965	$0.04	$2,848	$0.06
Adjustments (pre-tax)
Specialty Papers’ environmental compliance	1,088		—
Airlaid capacity expansion costs	201		—
Timberland sales and related costs	-		(51)
Workforce efficiency charges	-		614

Total adjustments (pre-tax)	1,289		563
Income taxes (1) (2)	(487)		(1,567)

Total after-tax adjustments	802	0.02	(1,004)	(0.02)

Adjusted earnings	$2,767	$0.06	$1,844	$0.04

(1)	Tax effect on adjustments calculated based on the tax rate of the jurisdiction in which each adjustment originated.

(2)	Includes release of $1.4 million of tax reserves on timberland sales in 2015.

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

Second-Quarter Business Unit Results

Composite Fibers

	Three months ended June 30
Dollars in thousands	2016	2015	Change
Tons shipped	40,676	39,364	1,312	3.3%
Net sales	$136,386	$140,407	$(4,021)	(2.9)%
Operating income	15,306	16,697	(1,391)	(8.3)%
Operating margin	11.2%	11.9%

Composite Fibers’ net sales declined $4.0 million, or 2.9 percent, primarily due to $1.6 million from lower selling prices. Shipping volumes were higher in the comparison primarily due to improved demand for wallcover.

Composite Fibers’ second-quarter 2016 operating income totaled $15.3 million, a decrease of $1.4 million compared to the year-ago period. Operating results were adversely impacted by lower selling prices and a $1.0 million negative impact from currency exchange rates. Improved shipping volumes and lower raw material and energy prices benefited operating results by $1.5 million.

Advanced Airlaid Materials

	Three months ended June 30
Dollars in thousands	2016	2015	Change
Tons shipped	24,365	22,606	1,759	7.8%
Net sales	$60,756	$57,476	$3,280	5.7%
Operating income	6,768	3,104	3,664	118.0%
Operating margin	11.1%	5.4%

Advanced Airlaid Materials’ net sales increased $3.3 million in the year-over-year comparison as shipping volumes increased 7.8 percent primarily due to higher shipments of hygiene products. Lower selling prices impacted the comparison by $1.8 million.

Second-quarter 2016 operating income totaled $6.8 million, more than double the same quarter a year ago. Operating income benefited by $2.3 million from lower raw material and energy costs partially offset by lower selling prices reflecting the impact of cost pass through arrangements. In addition, improved operational efficiency, largely due to lower downtime, and foreign currency translation favorably impacted the comparison by $2.2 million and $0.3 million, respectively.

Specialty Papers

	Three months ended June 30
Dollars in thousands	2016	2015	Change
Tons shipped	194,702	191,321	3,381	1.8%
Net sales	$209,270	$212,920	$(3,650)	(1.7)%
Energy and related sales, net	2,001	715	1,286	179.9%
Operating loss	(5,763)	(9,953)	4,190	42.1%
Operating margin	(2.8)%	(4.7)%

Specialty Papers’ net sales decreased $3.7 million, or 1.7 percent, due to a $3.7 million impact from lower selling prices.

Specialty Papers’ operating loss narrowed by $4.2 million in the year-over-year comparison and totaled $5.8 million in the second quarter of 2016. Operating results for both quarters reflect the cost of annual maintenance outages at the Company’s Chillicothe, OH and Spring Grove, PA facilities. The outages adversely impacted second-quarter 2016 results by $26.3 million, which was $7.1 million less than the cost of the outages in 2015. In addition, operating results were favorably impacted by $5.2 million of lower raw material and energy costs. These favorable factors were partially offset by lower average selling prices, lower pulp production and an increase in incentive compensation and other costs.

Other Financial Information

Pension expense totaled $1.6 million in the second quarter of 2016 and 2015. For 2016, full year pension expense is expected to be $5.5 million. Because the Company’s qualified plan remains overfunded, a cash contribution is not expected for the foreseeable future.

The Company’s effective tax rate on adjusted earnings was 14.7 percent in the second quarter of 2016. In the second quarter of 2015, the Company recorded an income tax benefit of $1.5 million on adjusted pre-tax earnings of $0.3 million, primarily reflecting the release of reserves related to the completion of tax audits.

2016 Year-to-date Results

The Company reported net income of $18.1 million, or $0.41 per diluted share, for the first six months of 2016 compared with $16.8 million, or $0.38 per diluted share, in the first six months of 2015. Adjusted earnings totaled $19.1 million, or $0.43 per diluted share in 2016, compared with $15.2 million, or $0.35 per diluted share, in 2015. The following table sets forth a reconciliation of results determined on a GAAP basis to adjusted earnings:

	For the six months ended June 30
	2016		2015
In thousands, except per share	Amounts	Diluted EPS	Amounts	Diluted EPS

Net income	$18,133	$0.41	$16,773	$0.38
Adjustments (pre-tax)
Specialty Papers’ environmental compliance	1,125		—
Airlaid capacity expansion costs	257		—
Timberland sales and related costs	-		(2,705)
Workforce efficiency charges	88		1,953
Acquisition and integration related costs	-		160

Total adjustments (pre-tax)	1,470		(592)
Income taxes (1) (2)	(543)		(963)

Total after-tax adjustments	927	0.02	(1,555)	(0.04)

Adjusted earnings	$19,060	$0.43	$15,218	$0.35

(1)	Tax effect on adjustments calculated based on the tax rate of the jurisdiction in which each adjustment originated.

(2)	Includes release of $1.4 million of tax reserves on timberland sales in 2015.

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

Balance Sheet and Other Information

Cash and cash equivalents totaled $58.5 million as of June 30, 2016, and net debt was $308.9 million compared with $255.4 million at the end of 2015. (Refer to the calculation of this measure provided in the tables at the end of this release.)

Capital expenditures during 2016 and 2015 are summarized below:

Capital Expenditures	Three months ended June 30		Six Months ended June 30
In thousands	2016	2015	2016	2015

Specialty Papers’ environmental compliance projects	$22,393	$6,466	$36,786	$11,750
Airlaid capacity expansion	5,175	-	18,861	-
Other capital expenditures	9,529	16,360	24,744	32,825

Total capital expenditures	$37,097	$22,826	$80,391	$44,575

Capital expenditures are expected to total between $150 million and $170 million for 2016, including approximately $45 million to $50 million for Specialty Papers’ environmental compliance projects and approximately $40 million to $45 million for the Airlaid capacity expansion project.

Adjusted free cash flow for the first six months of 2016 was $7.6 million compared with a use of $12.7 million in the same period of 2015. (Refer to the calculation of these measures provided in this release.)

Outlook

Composite Fibers’ shipping volumes in the third quarter are expected to be slightly higher than the second quarter. Selling prices and raw material and energy prices are expected to be in-line with the second quarter.

Advanced Airlaid Materials’ shipping volumes are expected to increase slightly in the third quarter. Customer selling prices and raw material and energy prices are expected to be in-line with the second quarter.

For Specialty Papers, the Company expects shipping volumes in the third quarter to increase by approximately five percent compared with the second quarter. Selling prices are expected to be slightly higher while increases in raw material and energy prices are expected to slightly outpace selling price increases. The Company also expects maintenance spending to decrease by approximately $23 million reflecting normal patterns of maintenance expense.

Corporate costs are expected to be approximately $1 million to $2 million lower in the third quarter than in the second quarter.

Conference Call

As previously announced, the Company will hold a conference call at 11:00 a.m. (Eastern) today to discuss its second-quarter results. The Company’s earnings release and an accompanying financial supplement, which includes significant financial information to be discussed on the conference call, will be available on Glatfelter’s Investor Relations website at the address indicated below. Information related to the conference call is as follows:

What:	Glatfelter’s 2nd Quarter 2016 Earnings Release Conference Call
When:	Tuesday, August 2, 2016, 11:00 a.m. (ET)
Number:	US dial 888.335.5539
International dial 973.582.2857
Conference ID:	49656311
Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx
Rebroadcast Dates:	August 2, 2016, 2:00 p.m. through August 17, 2016, 11:59 p.m.
Rebroadcast Number:	Within US dial 855.859.2056
International dial 404.537.3406
Conference ID:	49656311

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register, download and install any necessary audio software.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. The Company uses words such as “anticipates”, “believes”, “expects”, “future”, “intends”, “plans”, and similar expressions to identify forward-looking statements. Any such statements are based on the Company’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors that could cause future results to differ materially from those expressed in the forward-looking statements including, but not limited to: changes in industry, business, market, political and economic conditions in the U.S. and other countries in which the Company does business, demand for or pricing of its products, changes in the cost to construct the new airlaid facility, changes in tax legislation, governmental laws, regulations and policies, initiatives of regulatory authorities, technological changes and innovations, market growth rates, and availability and costs of a qualified workforce. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Glatfelter is a global supplier of specialty papers and fiber-based engineered materials, offering innovation, world-class service and over a century and a half of technical expertise. Headquartered in York, PA, the company employs over 4,300 people and serves customers in over 100 countries. U.S. operations include facilities in Pennsylvania and Ohio. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, and sales and distribution offices in China and Russia. Glatfelter’s sales approximate $1.7 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

P. H. Glatfelter Company and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three Months Ended		Six Months Ended June
	June 30		30
In thousands, except per share	2016	2015	2016	2015
Net sales	$406,413	$410,803	$808,631	$828,272
Energy and related sales, net	2,001	715	2,667	2,783

Total revenues	408,414	411,518	811,298	831,055
Costs of products sold	365,691	378,685	710,732	746,114

Gross profit	42,723	32,833	100,566	84,941
Selling, general and administrative expenses	37,191	29,137	69,049	60,409
(Gains) losses on dispositions of plant,
equipment and timberlands, net	2	(111)	26	(2,765)

Operating income	5,530	3,807	31,491	27,297
Non-operating income (expense)
Interest expense	(3,953)	(4,352)	(8,069)	(8,860)
Interest income	61	77	152	142
Other, net	317	215	(383)	28

Total other expense	(3,575)	(4,060)	(8,300)	(8,690)

Income before income taxes	1,955	(253)	23,191	18,607
Income tax (benefit) provision	(10)	(3,101)	5,058	1,834

Net income	$1,965	$2,848	$18,133	$16,773

Earnings Per Share
Basic	$0.05	$0.07	$0.42	$0.39
Diluted	0.04	0.06	0.41	0.38
Cash dividends declared per common share	$0.125	$0.12	$0.25	$0.24
Weighted average shares outstanding
Basic	43,558	43,377	43,539	43,315
Diluted	44,062	44,032	43,963	43,992

Business Unit Financial Information
(unaudited)

Three months ended June 30			Advanced Airlaid
In millions	Composite Fibers		Materials		Specialty Papers		Other and Unallocated		Total
	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
Net sales	$136.4	$140.4	$60.8	$57.5	$209.3	$212.9	$-	$-	$406.4	$410.8
Energy and related sales, net	—	—	—	—	2.0	0.7	—	—	2.0	0.7

Total revenue	136.4	140.4	60.8	57.5	211.3	213.6	—	—	408.4	411.5
Cost of products sold	109.0	112.4	51.8	52.3	202.9	211.9	2.0	2.1	365.7	378.7

Gross profit	27.4	28.0	9.0	5.2	8.4	1.7	(2.0)	(2.1)	42.7	32.8
SG&A	12.1	11.3	2.2	2.1	14.2	11.7	8.7	4.0	37.2	29.1
Gains on dispositions of plant, equipment and timberlands	—	—	—	—	—	—	—	(0.1)	—	(0.1)

Total operating income (loss)	15.3	16.7	6.8	3.1	(5.8)	(10.0)	(10.7)	(6.0)	5.5	3.8
Non-operating income (expense)	—	—	—	—	—	—	(3.6)	(4.1)	(3.6)	(4.1)

Income (loss) before income taxes	$15.3	$16.7	$6.8	$3.1	$(5.8)	$(10.0)	$(14.3)	$(10.1)	$2.0	$(0.3)

Supplementary Data
Net tons sold (thousands)	40.7	39.4	24.4	22.6	194.7	191.3	—	—	259.7	253.3
Depreciation, depletion and amortization	$7.2	$6.7	$2.4	$2.1	$6.5	$6.3	$0.7	$0.5	$16.8	$15.6
Capital expenditures	2.3	5.6	6.1	1.5	28.7	15.6	—	0.1	37.1	22.8

Six months ended June 30			Advanced Airlaid
In millions	Composite Fibers		Materials		Specialty Papers		Other and Unallocated		Total
	2016	2015	2016	2015	2016	2015	2016	2015	2016	2015
Net sales	$259.9	$275.7	$121.5	$119.8	$427.2	$432.8	$-	$-	$808.6	$828.3
Energy and related sales, net	—	—	—	—	2.7	2.8	—	—	2.7	2.8

Total revenue	259.9	275.7	121.5	119.8	429.9	435.6	—	—	811.3	831.1
Cost of products sold	210.3	221.5	104.1	107.3	394.0	412.3	2.3	5.0	710.7	746.1

Gross profit	49.6	54.2	17.4	12.5	35.9	23.3	(2.3)	(5.0)	100.6	84.9
SG&A	23.2	22.9	4.2	4.0	26.6	23.9	15.0	9.5	69.0	60.4
Gains on dispositions of plant, equipment and timberlands	—	—	—	—	—	—	—	(2.8)	—	(2.8)

Total operating income (loss)	26.4	31.3	13.2	8.5	9.3	(0.6)	(17.3)	(11.7)	31.5	27.3
Non-operating income (expense)	—	—	—	—	—	—	(8.3)	(8.7)	(8.3)	(8.7)

Income (loss) before income taxes	$26.4	$31.3	$13.2	$8.5	$9.3	$(0.6)	$(25.6)	$(20.4)	$23.2	$18.6

Supplementary Data
Net tons sold (thousands)	77.6	77.3	48.9	46.7	400.5	390.0	—	—	527.0	514.0
Depreciation, depletion and amortization	$14.3	$13.4	$4.7	$4.3	$13.2	$12.9	$1.2	$1.0	$33.4	$31.6
Capital expenditures	8.6	11.5	20.7	2.8	50.8	28.8	0.3	1.5	80.4	44.6

The sum of individual amounts set forth above may not agree to the consolidated financial statements included herein due to rounding.

Selected Financial Information
(unaudited)

	Six months ended
	June 30
In thousands	2016 2015
Cash Flow Data
Cash provided (used) by:
Operating activities	$36,640	$25,513
Investing activities	(80,638)	(43,124)
Financing activities	(3,126)	(14,813)

Depreciation, depletion and amortization	33,411	31,602
Capital expenditures	80,391	44,575

	June 30 2016	December 31 2015
Balance Sheet Data
Cash and cash equivalents	$58,532	$105,304
Total assets	1,525,184	1,500,416
Total debt	367,464	360,662
Shareholders’ equity	676,223	663,247

The amount set forth for Total debt as of December 31, 2015, has been restated to retroactively adopt Accounting Standards Number 2015-03, Interest — Imputation of Interest (Subtopic 835-30) Simplifying the Presentation of Debt Issuance Costs.

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consists of the production and sale of specialty papers, composite fibers papers and airlaid non-woven materials. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods. The performance of the Company’s operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins and overhead, among others. Gains on the sale of timberlands, costs related to Specialty Paper’s environmental compliance and Advanced Airlaid Materials capacity expansion projects, acquisition and integration related costs, and workforce efficiency charges, among others, are excluded from the Company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the Company’s core business, and will only impact the Company’s financial results for a limited period of time. Gains from timberland sales are distinct from revenues generated from product sales. Unlike items such as cost of raw materials and overhead costs, the environmental compliance and capacity expansion projects are unique items that do not represent direct ongoing costs incurred in the manufacture and sale of the Company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provides a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period. Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Calculation of Adjusted Free Cash Flow	Three months ended June 30		Six months ended June 30
In thousands	2016	2015	2016	2015
Cash from operations	$25,199	$23,358	$36,640	$25,513
Less: Capital expenditures	(37,097)	(22,826)	(80,391)	(44,575)
Add back: Airlaid capacity expansion	5,175	—	18,861	—
Add back: Specialty Papers’ environmental compliance projects	22,393	6,466	36,786	11,750
Exclude: Cellulosic biofuel/Alternative fuel mixture credits	-	(1,282)	(4,277)	(5,347)

Adjusted free cash flow	$15,670	$5,716	$7,619	$(12,659)

Net Debt	June 30	December 31
In thousands	2016	2015
Current portion of long-term debt	$9,098	$7,366
Long term debt	358,366	353,296

Total	367,464	360,662
Less: Cash	(58,532)	(105,304)

Net Debt	$308,932	$255,358

The amounts set forth above as of December 31, 2015, have been restated to retroactively adopt Accounting Standards Number 2015-03, Interest — Imputation of Interest (Subtopic 835-30) Simplifying the Presentation of Debt Issuance Costs.